Exhibit 99.1

Ducommun Incorporated Appoints Mark A. Caylor to its

Board of Directors

Former Corporate Vice President and President of Northrop Grumman’s Mission Systems Sector Provides

Defense Industry and Financial Expertise to Support

Ducommun’s Growing Missile and Radar Franchise

The Ducommun Board Has Now Added 6 New Directors in the Past 5 Years

Costa Mesa, Calif., May 4, 2026 (GLOBE NEWSWIRE) — Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”), a global supplier of Engineered Products, Aftermarket and Value-Added Manufacturing Solutions for the aerospace and defense industry, announced today that in support of the Company’s VISION 2027 Strategy and as part of its ongoing board refreshment process, Mark A. Caylor has been appointed as an independent member of the Company’s Board of Directors (the “Board”), effective May 4, 2026.

“We are thrilled that Mark Caylor will be joining our Board of Directors,” said Stephen G. Oswald, chairman, president and chief executive officer. “He has an exceptional track record within the aerospace and defense industry and brings valuable expertise to Ducommun’s Board as we continue to execute on our VISION 2027 Strategy. Mark has extensive engineering, corporate strategy and mergers and acquisitions leadership experience at a key defense prime, Northrop Grumman, and will be critical to our efforts to both grow organically and through acquisition now and in the future. I am also delighted to have finished our board refresh with an outstanding leader like Mark”.

Mr. Caylor is a seasoned aerospace and defense executive with over 35 years of experience in driving, planning and executing corporate strategy, and identifying and capitalizing on global market opportunities that drive revenue and profitable growth. Mr. Caylor has served as a director on the board of LightPath Technologies, Inc., since October 2025 and retired as Corporate Vice President and President of Northrop Grumman’s Mission Systems Sector, a supplier of advanced sensing, processing and communications technologies for defense customers across the United States and Europe in 2024. Prior to that, Mr. Caylor served as President, Enterprise Services and Chief Strategy Officer, leading Northrop Grumman’s corporate strategy, mergers and acquisitions and shared services functions, joining Northrop Grumman in 2002.

Mr. Caylor earned his bachelor’s degree in aeronautical and astronautical engineering from the Massachusetts Institute of Technology, and a master’s degree in aeronautics and astronautics from the California Institute of Technology. He later earned a master’s degree in business administration from UCLA’s Anderson School of Management before starting his career in 1988 at Hughes Aircraft Company, which was subsequently acquired by the Boeing Company.

Mr. Caylor commented: “It’s exciting to join Ducommun as it continues its successful transformation over the past several years by sharpening its strategic focus and reshaping its portfolio towards higher growth and margin areas. Having worked in the aerospace and defense industry for decades, I know and respect Ducommun’s well-earned reputation as a leading supplier of innovative value-added manufacturing solutions, and I am honored to join its Board of Directors. I am eager to work with Steve and the rest of the Board as they continue to execute the VISION 2027 Strategy to drive long-term value for shareholders.”

This appointment is part of Ducommun’s Board refreshment program designed to help ensure that the Company’s Board has the best mix of skills and experience necessary to support Ducommun’s leadership team in driving VISION 2027 and shareholder value. The Corporate Governance and Nominating Committee conducted a thorough search with the assistance of a leading independent search firm, who evaluated over fifty prospects for this role. This process spanned several months and culminated in Mr. Caylor being identified from among several highly qualified candidates.

Ducommun’s Board and management team have overseen a successful business transformation over the past nine years and are well positioned to continue to focus on driving sustained shareholder value through execution of the Company’s VISION 2027 Strategy.

About Ducommun Incorporated

Ducommun Incorporated delivers engineered products, aftermarket and innovative value-added manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws relating to Ducommun Incorporated, including statements about its VISION 2027 Strategy, expected growth both organically and through acquisition, and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed in our reports filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward-looking statements to reflect subsequent events or circumstances.

CONTACTS:

Suman Mookerji, Senior Vice President, Chief Financial Officer, 657.335.3665